Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of ConnectOne Bancorp, Inc. and the related joint proxy statement/prospectus, of our report dated March 8, 2024, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ Crowe LLP
Crowe LLP

New York, New York

December 10, 2024